BECKMAN INSTRUMENTS, INC.
                             INCENTIVE COMPENSATION PLAN OF 1990
                             (Amended and Restated April 4, 1997)


1.         PURPOSE OF PLAN.

      The purpose of this Plan is to enable Beckman Instruments, Inc. and certain of its Subsidiaries to continue to compete successfully in attracting and retaining Employees with outstanding abilities by making it possible for them to acquire Shares of the Company's
Common Stock on terms which will give them a more direct and continuing incentive to make substantial contributions to the future success of the Company's business.

2.         DEFINITIONS.

      "Board" means the Board of Directors of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended, or any successor code thereto.

      "Company" means Beckman Instruments, Inc., a Delaware corporation.

      "Committee" means the Board or a committee appointed by the Board to administer this Plan, which committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law, each of whom (i) in respect of any transaction at a time when the affected Participant may be subject to Section 162(m) of the Code, shall be an "outside director" within the meaning of Section 162(m) of the Code, and
(ii) in respect of any transaction at a time when the affected Participant may be subject to Section 16 of the Securities and Exchange Act of 1934 as amended ("Exchange Act"), shall be a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act. The Organization and Compensation Committee may be this committee if it meets these requirements.

      "Common Stock" means common stock of the Company, par value $.10 per Share.

      "Employee" means a person regularly employed by the Company or by a Subsidiary.

      "Incentive" means any option, restricted stock or performance award granted or issued under the Plan.

      "Parent Corporation" means any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      "Participant" means an Employee who receives an Incentive which, in whole or in part, remains outstanding.

      "Plan" means the Beckman Instruments, Inc. Incentive
Compensation Plan of 1990, as amended.

      "Retirement" means termination of employment of a Participant pursuant to the Company's applicable retirement policy or plan as determined by the Committee in its discretion.

      "Shares" means shares of Common Stock of the Company.

      "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.         STOCK AVAILABLE FOR INCENTIVES.

    (a) Stock Subject to the Plan. For each calendar year from and including the calendar year beginning January 1, 1993, a number of Shares equal to the amount of 1.5% of the total number of issued and outstanding Shares as of December 31 of the calendar year immediately preceding such year (the "1.5% Limit") shall become available for issuance under the Plan. In addition, (i) any unused portion of the Shares remaining from those reserved in 1990 for issuance under the Plan, (ii) any Shares relating to Incentives granted at any time under the Plan which have expired or have been surrendered, including but not limited to Shares covered by options which have expired or which have been surrendered without having been exercised and Shares of restricted stock forfeited to the Company, and (iii) any unused portion of the 1.5% Limit for any calendar year, shall be added to the aggregate number of Shares available for issuance in each calendar year under the Plan. In no event, except as subject to adjustment as provided in Section 3(b), shall more than 2,175,000 Shares be cumulatively available for issuance pursuant to the exercise of options awarded under the Plan which qualify as incentive stock options ("ISOs") under the Code. The maximum number of Shares subject to options that are granted during any calendar year to any individual shall be limited to 150,000 shares, subject to adjustments contemplated by Section 3(b).

    (b) Adjustments and Reorganizations. The number of Shares subject to this Plan shall be appropriately adjusted if the outstanding Shares are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares. The number of shares covered by outstanding options and the exercise price therefor shall likewise be appropriately adjusted whenever the number or kind of shares shall be increased or reduced by any such procedure after the date or dates on which such options were granted; provided, however, that, in the case of ISOs, each such adjustment shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

    In the event that the Company is succeeded by another corporation in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the Committee may, in its absolute discretion and on such terms and conditions as it deems appropriate, provide, either by terms of the Incentive or a resolution adopted prior to the occurrence of the reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, that for some period of time prior to such event:

    (i) for any option granted under this Plan, such option (A) shall be exercisable as to all Shares covered thereby, (B) shall be assumed by such successor corporation, (C) shall be canceled and be replaced by a substitute option of the successor corporation or (D) shall be canceled in consideration for a cash payment in an amount equal to the Fair Market Value of the Shares covered by such option less their aggregate exercise price; and

    (ii) for any such Shares of restricted stock that are still subject to restrictions, (A) all restrictions on such Shares of restricted stock shall terminate or expire, (B) obligations of the Company in relation to such Shares of restricted stock shall be assumed by such successor corporation, (C) such Shares of restricted stock shall be canceled and replaced by substitute shares of restricted stock of the successor corporation or (D) such Shares of restricted stock shall be forfeited to the Company in consideration for a cash payment in an amount to be determined by the Committee.

    (c) Reservation of Shares. Shares delivered in connection with any Incentive shall, in the discretion of the Committee, be either Shares heretofore or hereafter authorized and then unissued, or previously issued Shares heretofore or hereafter acquired through purchase in the open market or otherwise, or some of each. The Company shall be under no obligation to reserve or to retain in its treasury any particular number of Shares at any time, and no particular Shares, whether unissued or held as treasury shares, shall be identified as those related to this Plan.

4.         GRANTING OF INCENTIVES.

    The Committee, is authorized to grant options to selected Employees pursuant to this Plan during the calendar years 1990 through 2001 but not thereafter, to issue restricted stock to selected Employees pursuant to this Plan during the calendar years 1991 through 2001 but not thereafter, and to issue performance awards to selected Employees pursuant to this Plan during the
calendar years 1993 through 2001 but not thereafter.   Incentives
under the Plan may be granted in any one or a combination of (a) stock options, (b) restricted stock, and (c) performance awards. All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. The type of Incentive or combination thereof, the number of Shares, if any, covered by Incentives granted in each year; the Employees to whom Incentives are granted; and the number of Shares covered by Incentives granted to each Employee selected shall be wholly within the discretion of the Committee, subject only to the limitations prescribed in Sections 3, 5 and 7.

5.         STOCK OPTIONS.

    The Committee may grant options qualifying as incentive stock options ("ISOs") under Section 422 of the Code and nonqualified stock options (collectively, "options"). Options granted under this Plan shall be subject to the following terms and conditions and such other terms and conditions as the Committee may determine:

    (a) Option Price. The option price shall be fixed by the Committee; provided, however, that the price per Share shall not be less than 100% of the fair market value of the Shares on the date such option is granted; provided further, that, in the case of ISOs, the price per Share shall not be less than 100% (110% in the case of a Participant then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or any Parent Corporation) of the Fair Market Value of the Shares on the date such option is granted. For purposes of ISOs granted under this Plan, the "Fair Market Value" of the Company's Common Stock shall be determined by the Committee in accordance with Section 422 of the Code and the regulations promulgated thereunder.

    (b) Non-transferable. Options shall not be transferable otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant or the Participant's guardian or legal representative. No option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

    (c) Option Period; Expiration. Each option shall expire and all rights thereunder shall end at the expiration of such period (which shall not be more than ten years) after the date on which it was granted as shall be fixed by the Committee, subject in all cases to earlier expiration as provided in paragraphs (d) and (e) of this
Section 5 in the event of termination of employment or death.  No
ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or any Parent Corporation, unless such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

    (d) Participant Only; Upon Termination of Employment by Reason Other Than Death; Expiration. During the lifetime of a
Participant, his or her option shall be exercisable only by the Participant and, unless otherwise provided in the option agreement or by resolution adopted after the date of grant, only while employed by the Company or a Subsidiary or within (i) three years after Retirement or total disability if and to the extent exercisable by the Participant on the last day of employment prior to such event, or (ii) three months after the Participant otherwise ceases to be so employed if and to the extent the option was exercisable by the Participant on the last day of such employment; provided, that in the case of an option which is an ISO a Participant must exercise his or her option within (i) three months from the date the Participant ceases to be so employed other than by reason of death or total disability, or (ii) twelve months after the Participant ceases to be so employed by reason of his or her total disability. The option, to the extent not exercisable on the date of termination from employment, shall terminate.
Notwithstanding the above, in no event shall options be exercisable later than the end of the period fixed by the Committee in accordance with the provisions of paragraph (c) of this Section 5.

    (e) Upon Death; Expiration. If a Participant dies within a period during which the option could have been exercised by the Participant, his or her option may be exercised within three years after such Participant's death (but not later than the end of the period fixed by the Committee in accordance with the provisions of paragraph (c) of this Section 5) by those entitled under the Participant's will or the laws of descent and distribution, but only if and to the extent the option was exercisable by the Participant immediately prior to death. The option, to the extent not exercisable on the date of death (or, if earlier, termination from employment), shall terminate.

    (f) Exercisable Pursuant to Terms of Grant; Acceleration. Options shall become exercisable and in such installments (which may be cumulative) as the Committee shall provide in the terms of each individual option; provided, however, by resolution adopted after an option is granted, the Committee may on such terms and conditions as it may determine to be appropriate, accelerate the time at which such option or any portion thereof may be exercised.

    (g) Full or Partial Exercise. As the Committee may fix at or after the time of grant, options may be exercised in whole at one time or in part from time to time.

    (h) Delivery of Shares; Payment. No Shares shall be delivered upon the exercise of an option until (i) the option price has been paid in full in cash or, at the discretion of the Committee, in whole or in part in Common Stock owned by the Participant valued at fair market value on the date of exercise; (ii) all amounts which the Company (or other employer corporation) is required to withhold under federal, state or local law in connection with the exercise of the option have been paid in full in cash; (iii) such Shares have been admitted to listing on all stock exchanges on which such class of stock is then listed; (iv) the registration or other qualification requirements for such Shares, which the Committee, in its absolute discretion, deem necessary or advisable, have been completed; and (v) the approval or clearances from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable, have been obtained. Subject to the Committee's consent, the full payment required under subparagraph (i) above may be made by retention by the Company of Shares to be issued pursuant to such option exercise with an aggregate fair market value on the date of exercise equal to the total exercise price for the options being exercised.

    (i) ISO $100,000 Limit. To the extent that the aggregate Fair Market Value (within the meaning of Section 5(a)) of Shares with respect to which ISOs first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to incentive stock options under all other plans of the Company or any Parent Corporation, such options shall be treated as nonqualified stock options. For this purpose, the "Fair Market Value" of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO.

6.         RESTRICTED STOCK.

           Shares of restricted stock granted under this Plan shall be subject to the following terms and conditions and such other terms and conditions as the Committee may determine:

    (a) Price; Legal Consideration. The price for issuance of the Shares of restricted stock shall be fixed by the Committee;
provided that legal consideration shall be required for each issuance of Shares of restricted stock.

    (b) Non-transferable. Shares of restricted stock shall not be transferable until the expiration or termination of all restrictions on such Shares, and, prior to the expiration or termination of such restrictions, Shares of restricted stock shall not be subject, in whole or in part, to attachment, execution or levy of any kind.

    (c) Restrictions; Expiration. The Shares of restricted stock issued under this Plan shall be subject to such restrictions as the Committee shall provide and all such restrictions shall terminate or expire at the end of such period (which shall not be more than ten years) after the date on which such restricted shares were issued as shall be fixed by the Committee, subject in all cases to earlier expiration as provided in paragraph (d) of this Section 6.

    (d) Vesting; Acceleration. Restricted stock shall vest as the Committee shall provide in the terms of each individual grant;
provided, however, by resolution adopted after restricted stock is granted, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such restricted stock or any portion thereof shall vest.

7.         PERFORMANCE AWARDS.

    The Committee may, in its discretion, grant performance-based awards to eligible Employees based upon such factors as the Committee shall deem relevant in light of the specific type and terms of the award. In addition, and without limiting the generality of the foregoing, the Committee may grant performance-based awards within the meaning of Section 162(m) of the Code ("Performance Awards"), whether in the form of Shares, restricted stock, performance stock, phantom stock, cash awards or other rights, whether or not related to stock values or appreciation, the grant, vesting, exercisability or payment of which depends on the degree of achievement of the Performance Criteria (within the meaning of Section 7(b) below) relative to preestablished targeted levels for (i) the Company on a consolidated, segment, subsidiary or division basis, or (ii) an individual. An award that is intended to satisfy the requirements of Section 7 applicable to Performance Awards shall be designated as such at the time of grant. Such Performance Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

    (a)    Eligible Class.   The eligible class of persons for
Performance Awards under this Section 7 shall be executive officers of the Company and, in the discretion of the Committee, other key employees of the Company.

    (b) Award Period; Performance Criteria. The Committee shall determine and include in a Performance Award grant the period of time for which a Performance Award is made ("Award Period"). The applicable Award Period may not be less than one year nor more than 10 years. The Committee shall also establish the criteria by which the performance shall be measured ("Performance Criteria") during the Award Period as a basis for determination of the amount payable under the Performance Award. The Performance Criteria may include: earnings per share, sales growth, pre-tax margin, net earnings (before or after taxes, interest depreciation and/or amortization), cash flow, economic value added, return on equity or on assets or on net investment, or cost containment or reduction, or any combination thereof. The Performance Criteria may include minimum and optimum objectives or a single set of objectives. The applicable Performance Criteria and specific performance target or targets ("targets") must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such targets remains substantially uncertain. Performance targets may be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains or losses, accounting changes or other extraordinary events not foreseen at the time the targets were set, to the extent permitted by Section 162(m) and applicable regulations and interpretations thereunder.

    (c) Payment; Maximum Award. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Award based on the extent to which the Performance Criteria are met. After the completion of an Award Period, the performance shall be measured against the Performance Criteria, and the Committee shall determine the amount to be paid under the Performance Award. The Committee, in its discretion, may elect to make payment in Shares, restricted stock, cash or any combination of Shares, restricted stock or cash, and such payment form shall be specified in the applicable Performance Award agreement. In no event shall grants of Performance Awards in any calendar year to a Participant, whether payment in cash, Shares, restricted stock or combination of cash, Shares, or restricted stock relate to a cash amount of more than $2 million. For purposes of this limit, each Performance Award which is payable in Shares or restricted stock shall be deemed to be converted as of the date of grant to an equivalent cash amount, determined by multiplying the number of Shares or restricted stock subject to such Performance Award by the closing price of a Share of the Company's Common Stock on the New York Stock Exchange as of the date of grant of the Performance
Award. Performance Awards that are canceled during the year shall be counted against this limit to the extent required by Code
Section 162(m). Stock options satisfying the requirements of Code 162(m) are subject to the individual limit as set forth in Section 3(a) and not the preceding individual limit.

    (d) Committee Certification. Before any Performance Award is paid, the Committee must certify in writing that the Performance Criteria and any other material terms of the Performance Award were satisfied; provided, however, that a Performance Award may be paid without regard to the satisfaction of the applicable Performance Criteria in the event of a change in control event, death or total disability, to the extent permitted under Section 162(m) of the Code and Section 3(b).

    (e) Terms and Conditions of Awards. The Committee will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 7 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

    (f) Non-Transferable. Performance Awards are not transferable, and are not subject in whole or in part, to attachment, execution or levy of any kind.

8.         CONTINUATION OF EMPLOYMENT.

    Neither this Plan nor any Incentive issued hereunder shall confer upon any Employee any right to continue in the employ of the Company or any Subsidiary or limit in any respect the right of the Company or any Subsidiary to terminate his or her employment at any time for any reason, with or without cause.

9.         ADMINISTRATION.

    The Committee may make such rules and regulations and establish such procedures as it deems appropriate for the administration of this Plan. The Committee's authority to administer this Plan shall include, but not be limited to, the ability to accelerate or to extend the exercisability or post-termination exercise period of any or all outstanding Incentives within the maximum terms of Incentives permitted hereunder. In the event of a disagreement as to the interpretation of this Plan or any amendment thereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons in interest, including the Company and its stockholders.

10.        TERMINATION OR AMENDMENT OF THE PLAN.

    The Board without further action by the stockholders may terminate this Plan at any time prior to December 31, 2001 and may from time to time amend this Plan as permitted by applicable statutes as it deems desirable. Any amendment that would (i) materially increase the benefits accruing to Participants under this Plan, (ii) materially increase the aggregate number of securities that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to stockholder approval only to the extent then required by Section 422 of the Code or applicable law, or deemed necessary or advisable by the Board. Without limiting any other express authority of the Committee under but subject to the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Incentives that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and may make other changes to the terms and conditions of Incentives that do not affect in any manner materially adverse to the Participant, his or her rights and benefits under an Incentive. No amendment, suspension or termination of this Plan or change of or affecting any outstanding Incentive shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Incentive granted under this Plan prior to the effective date of such change. Changes contemplated by Section 3(b) shall not be deemed to constitute changes or amendments for purposes of this Section 10. No Incentive shall be granted or issued under the Plan after December 31, 2001, but Incentives granted or issued prior thereto may extend beyond that date.

11.        TAXES.

    Prior to any distribution of cash or stock to any Participant, appropriate arrangements shall be made for the payment of any taxes required to be withheld by federal, state or local law. The Company shall be entitled to require cash payment, to withhold the amount or to retain Shares with a fair market value equal to the amount of any tax attributable to any amount payable or Shares deliverable under the Plan after giving the person entitled to receive such amount or Shares notice as far in advance as practicable.

12.        STOCKHOLDER APPROVAL OF PLAN.

    This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan or adoption of any amendments requiring stockholder approval. Options may be granted and Shares of restricted stock may be issued prior to such stockholder approval; provided, however, that such options shall not be exercisable and the restrictions on such Shares of restricted stock shall not expire or terminate prior to the time when this Plan is approved by the stockholders; provided, further, that if such approval has not been obtained at the end of said twelve-month period, all options previously granted and all Shares of restricted stock issued under this Plan shall thereupon be canceled and become null and void. No Shares may be granted or issued with respect to Performance Awards prior to stockholder approval of the amendment making such awards available as Incentives under this Plan.

13.        PLAN CONSTRUCTION.

    (a) Rule 16b-3. It is the intent of the Company that transactions in and affecting Incentives in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Incentive would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this Plan as to such persons in the circumstances.

    (b) Rule 162(m). It is the further intent of the Company that options with an exercise price not less than fair market value on the date of grant and Performance Awards under Section 7 of this Plan that are granted to or held by a covered employee (within the meaning of Code Section 162(m) and regulations thereunder) shall qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

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